                                                                   Exhibit 10.25

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                                                                       1. CONTRACT ID CODE      PAGE   OF   PAGES
   AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT                                             1          1
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2.  AMENDMENT/MODIFICATION NO.            3. EFFECTIVE DATE       4.REQUISITION/PURCHASE REQ. NO.   5. PROJECT NO. (if applicable)
         P00001                               10/01/97
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6. ISSUED BY                                 CODE W15QKN03        7. ADMINISTERED BY (if other than Item 6)    CODE W15QKN03
                                             -------------                                                     ----------------

     U.S. Army TACOM-ARDEC                                        U.S. Army TACOM-ARDEC
     AMSTA-AR-PC-A, B. 10                                         AMSTA-AR-PC-A, B. 10
     Picatinny Arsenal, NJ  07806-5000                            Picatinny Arsenal, NJ  07806-5000

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8. NAME AND ADDRESS OF CONTRACTOR
(No.,street, country, State and ZIP code)                                             /X/  9A. AMENDMENT OF SOLICITATION NO.
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     Implant Sciences Corporation                                                          ---------------------------------------
     107 Audubon Road, #5                                                                   9B. DATED (SEE ITEM 11)
     Wakefield, MA  01880                                                      ----------------------------------------------------
                                                                                            10A. MODIFICATION OF CONTRACT/ORDER NO.
                                                                                     /X/            DAAE30-97-2-0100
                                                                                            --------------------------------------
                                                                                             10B. DATED (SEE ITEM 13)
                                                                                                      09/30/97

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CODE  OATR5                                         FACILITY CODE
-------------------------------------------------------------------------------
            11. THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICITATIONS
-------------------------------------------------------------------------------
/ / The above numbered solicitation is amended as set forth in Item 14.
The hour and date for receipt           / /is extended   / / is not extended.

Offers

Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended, by one of the following methods:

(a) By completing Items 8 and 15, ________ copies of the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted; or
(c) By reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEDGMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by virtue of this amendment you desire to change an offer already submitted, such change may be made by telegram or letter, provided each telegram or letter makes reference to the solicitation and this amendment, and is received prior to the opening hour and date specified.
-------------------------------------------------------------------------------
12. Accounting and Appropriation Data (If required)

-------------------------------------------------------------------------------
13. THIS ITEM APPLIES ONLY TO MODIFICATIONS OF CONTRACTS/ORDERS, IT MODIFIES THE CONTRACTOR/ORDER NO. AS DESCRIBED IN ITEM 14.
-------------------------------------------------------------------------------
/X/     A. THIS CHANGE ORDER IS ISSUED PURSUANT TO:  (Specify authority)
        THE CHANGES SET FORTH IN ITEM 14 ARE MADE IN THE CONTRACT
        ORDER NO. IN ITEM 10A.

------------------------------------------------------------------------------
/X/ B. THE ABOVE NUMBERED CONTRACT/ORDER IS MODIFIED TO REFLECT THE ADMINISTRATIVE CHANGES (such as changes in paying office, appropriation date, etc.) SET FORTH IN ITEM 14, PURSUANT TO THE AUTHORITY OF FAR 43.103(b).


------------------------------------------------------------------------------
        C. THIS SUPPLEMENTAL AGREEMENT IS ENTERED INTO PURSUANT TO AUTHORITY OF:

------------------------------------------------------------------------------
        D. OTHER (Specify type of modification and authority)

------------------------------------------------------------------------------
        E. IMPORTANT: Contractor /x/ is not. / / is required to sign this
        document and return         copies to the issuing office.
-------------------------------------------------------------------------------
14. DESCRIPTION OF AMENDMENT/MODIFICATION (Organized by UCF section headings, including solicitation/contract subject matter where feasible.)

   The purpose of this modification is to change the Agreement Number shown on the face of the Agreement. The number is hereby changed from:
   DAAE30-98-2-0100 to DAAE30-97-2-0100.

   All other terms and conditions remain unchanged.

   Except as provided herein, all terms and conditions of the document referenced in Item 9A or 10A, as heretofore changed, remains unchanged and in full force and effect.
------------------------------------------------------------------------------
15A.  NAME AND TITLE OF SIGNER (Type or print)


------------------------------------------------------------------------------
 16A.  NAME AND TITLE OF CONTRACTING OFFICER (Type or print)

       Paul Milenkowic
------------------------------------------------------------------------------

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15B. CONTRACTOR/OFFEROR                             15c. DATE         16B.  UNITED STATES OF AMERICA             16C.  DATE SIGNED
                                                    SIGNED
                                                                      BY   /s/ illegible signature                    10 Oct 97
     ----------------------------------------                         -----------------------------------
      (Signature of person authorized to sign)                         (Signature of Contracting Officer)
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

                          COOPERATIVE AGREEMENT BETWEEN
                          THE UNITED STATES OF AMERICA
                 U.S. ARMY TANK-AUTOMOTIVE AND ARMAMENTS COMMAND
              ARMAMENT RESEARCH, DEVELOPMENT AND ENGINEERING CENTER
                                  (TACOM-ARDEC)
                        PICATINNY ARSENAL, NJ 07806-5000

                                       AND

                          IMPLANT SCIENCES CORPORATION
                              107 AUDUBON ROAD, #5
                            WAKEFIELD, MA 01880-1246


    TITLE OF PROJECT: Environmentally Friendly Alternative to Chrome Plating


Agreement Number: DAAE30 98-2-0100
Authority: 10 U.S.C. 2358
Total Amount of Funding: [Redacted text]
Total Amount of Government Funding: [Redacted text]
Accounting and Appropriations Data:
97 7 0400 1301 7 RP ARDE 76100.00000 25B1 PK 0007L  DTS 9  028017

This Agreement is entered into between the United States of America, hereinafter called the "Government", represented by the U.S. Army TACOM-ARDEC, "Funding Agency" on behalf of the Defense Advanced Research Projects Agency, "DARPA", and Implant Sciences Corporation for the development of Environmentally Friendly Alternatives To Chrome Plating pursuant to and under U.S. Federal Law.


For Implant Sciences Corp.                   For the United States of America
                                             TACOM-ARDEC



/s/ A.J. Armini   9/30/97                    /s/Paul Milenkowic        9/30/97
-------------------------                    ---------------------------------
Signature         Date                       Signature

A.J.Armini                                  Paul Milenkowic, Grants Officer
-------------------------                   -------------------------------
Type Name and Title                         Typed Name and Title

                                TABLE OF CONTENTS

Articles                                                                Page No.
--------                                                                --------

PART I              SCOPE OF AGREEMENT
Article 1           Scope                                                 4

PART II             ADMINISTRATIVE INFORMATION
Article 2           Definitions                                           4
Article 3           Administrative Requirements                           5
Article 4           Administrative Responsibilities                       6
Article 5           Period of Performance                                 6

PART III            FINANCIAL MATTERS
Article 6           Obligations                                           7
Article 7           Payment                                               7
Article 8           Program Income                                        8
Article 9           Close-out Adjustments                                 8

PART IV             PRIOR APPROVALS
Article 10          Modifications                                         8
Article 11          Revision to Financial Plans                           9

PART V              INTELLECTUAL PROPERTY RIGHTS
Article 12          Inventions                                            9
Article 13          Data Rights                                          10

PART VI             TECHNICAL AND FINANCIAL REPORTS
Article 14          Annual and Final Technical Reports                   10
Article 15          Informal Technical Reports                           13
Article 16          Scientific Reports                                   13
Article 17          Reporting Financial Information                      13

PART VII            DISTRIBUTING PROJECT RESULTS
Article 18          Distributing Project Results                         13

PART VII            MISCELLANEOUS PERFORMANCE ISSUES
Article 19          Using Technical Information Resources                14
Article 20          Disputes                                             14
Article 21          Access to Information                                15
Article 22          Site Visit                                           15
Article 23          Limitation of Liability                              15

PART IX                                    SUSPENSION AND TERMINATION
-------                                    --------------------------
Article 24                                 Suspension and Termination   16

PART X                                                       PROPERTY
------                                                       --------
Article 25                   Title to Nonexpendable Personal Property   17

PART XI                                                CERTIFICATIONS
-------                                                --------------
Article 26                                             Certifications   17

PART XII                                               OTHER ARTICLES
--------                                               --------------
Article 27                              Military Recruiting on Campus   18


ATTACHMENTS
Attachment 1                                        Statement of Work   19
Attachment 2              Schedule of Payments and Payable Milestones   22
Attachment 3
Detailed Schedule of Payments and Payable Milestones                    23


PART I - SCOPE OF THE AGREEMENT

ARTICLE 1- SCOPE

1. The Recipient shall perform a coordinated research and development program for the development of environmentally friendly alternatives to chrome plating. The research shall be carried out in accordance with the Statement Of Work (SOW) incorporated in this Agreement as Attachment 1. The Recipient shall submit or otherwise provide all documentation required by Part VI.

2. The Recipient shall be paid for each Payable Goal accomplished in accordance with the Schedule and Detailed Schedule of Payable Milestones as set forth in Attachments 2 and 3 and the procedures in Part III. Both of these schedules may be revised or updated in accordance with Parts IV and VI.

3. The Government and the Recipient estimate that the Statement of Work of this Agreement can only be accomplished with the Recipient's aggregate resource contribution of [Redacted text] from the effective date of this Agreement through twenty-four (24) months thereafter. The Recipient intends and, by entering into this Agreement, undertakes to cause to be provided these funds. Recipient contributions will be provided as detailed in the Schedule of Payable Milestones, as set forth in Attachments 2 and 3 and Part III. If the Funding Agency or Recipient are unable to provide the respective total contributions, the other Party may reduce its project funding by the same percentage.

4. The Government will have continuous involvement with the Recipient. The Government will also obtain access to research results and certain rights in data and patents pursuant to Part V. The Funding Agency and the Recipient are bound to each other by a duty of good faith and reasonable research effort in achieving the goals of the Recipient.

5. This Agreement is a cooperative agreement pursuant to 10 U.S.C. 2358. The Parties agree that the principal purpose of this Agreement is for the Government to support and stimulate the Recipient to provide a reasonable research effort and not for the acquisition of property or services for the direct benefit or use of the Government. The Federal Acquisition Regulations (FAR) and Department of Defense Federal Acquisition Regulations (DFAR) apply only as specifically referenced herein. This Agreement is not a procurement contract or grant agreement for purposes of FAR Subpart 31.205-18, an such other Parties' IR&D costs incurred in performance under this Agreement are not construed to be sponsored by, or required in performance of this Agreement. This Agreement is not intended to be, nor shall it be construed as, by implication or otherwise, a partnership, a corporation or other business organization.



PART II - ADMINISTRATIVE INFORMATION

ARTICLE 2- DEFINITIONS

1. The term "Agreement" as used herein is defined as the articles in this Cooperative Agreement number DAAE30-97-2-0100, and it attachments.

2. The term "Recipient" as used herein is defined as Implant Sciences
Corporation.

3. The term "Parties" as used herein is defined as the Recipient and the Government, jointly.

4. The term "performance year" as used herein shall refer to each consecutive twelve month period from the effective date of this agreement throughout the term of the agreement.

ARTICLE 3 - ADMINISTRATIVE REQUIREMENTS

1. This Agreement will be administered in accordance with, and Recipients shall comply with the requirements of, the following, which are incorporated herein by reference:

         *        32 CFR 34

         * OMB Circular A-110 (19 Nov 93), "Grants and Agreements with Institutions of Higher Education, Hospitals, and Other Nonprofit Organizations", as revised

         * OMB Circular A-122 (08 May 97), "Cost Principles for Nonprofit Organizations", as revised

         * OMB Circular A-21 (26 Apr 96), "Cost Principles for Educational Institutions"

         * OMB Circular A-133 (24 Jun 97), "Audits of Institutions of Higher Education and Other Nonprofit Institutions"

         * OMB Circular A-88 (27 Nov 79), "Indirect Cost Rates, Audit and Audit Follow-Up at Educational Institutions"

         * Interim Guidance draft of DoD 3210.6-R, the DoD Grant and Agreement Regulations (DODGARs) (4 Feb 94)

The regulations can be obtained from:

         Office of Management and Budget
         EOP Publications Office
         Telephone: (202) 395-7332

or the following web sites:

http://www.pr.doe.gov/omb2.html (OMB Circulars) http://web.fie.com/cws/sra/resource.htm (OMB Circulars and CFR)

2. The following shall be the order of precedence, in descending order, in the event of a conflict:

         a.   The governing directives listed in paragraph 1 above;

         b.   The articles in this Agreement;

         c.   The attachments to this Agreement.

ARTICLE 4 - ADMINISTRATIVE RESPONSIBILITIES

Unless otherwise provided in this Agreement, approvals permitted or required to be made by the Government may be made only by the Funding Agency Grants Officer. Administrative and contractual matters under this Agreement shall be referred to the following representatives of the Parties:

TACOM-ARDEC
     Grants Officer/: Paul Milenkowic                 Telephone: (973) 724-5391
     Administrator    TACOM-ARDEC                     Fax: (973) 724-4195
                      AMSTA-AR-PC-A, Bldg. 10
                      Picatinny Arsenal, NJ 07806-5000

     Grants Specialist: Shelley R. Czapkewicz         Telephone: (973) 724-3985

                       TACOM-ARDEC                      Fax: (973) 724-4195
                       AMSTA-AR-PC-A, Bldg. 10
                       Picatinny Arsenal, NJ 07806-5000

     Recipient:
         Contract Manager:  Diane Ryan      Telephone: (781) 246-0700
                                            Fax: (781) 246-1167

Technical matters under this Agreement shall be referred to the following representatives:

TACOM-ARDEC:
     Program Engineer: Ken Willison                   Telephone: (973) 724-2879
                       TACOM-ARDEC                    Fax: (973) 724-7378
                       AMSTA-AR-WEA, Bldg. 315
                       Picatinny Arsenal, NJ 07806-5000

Recipient:
     Principal Investigator: Dr. Stephen Bunker       Telephone: (781) 246-0700

The Parties may change the individuals named in this Article by written notification to the other Party. Changes shall be made to this Agreement by formal modification by the Grants Officer pursuant to Article 12.

ARTICLE 5 - PERIOD OF PERFORMANCE

The Recipient program commences upon the date of the last signature hereon and continues for a period of twenty-four (24) months. If all funds are expended prior to the twenty-four (24) month duration, the Parties have no obligation to continue performance and may elect to cease development at that point. Provisions of this Agreement, which by their express terms or by necessary implication, apply for periods of time other than specified herein, shall be given effect, notwithstanding this Article.


PART ILL - FINANCIAL MATTERS

ARTICLE 6- OBLIGATION

1. The Government's obligation to make payment to the Recipient is limited to only those funds allotted to this Agreement or by modification to the Agreement. The Funding Agency may incrementally fund this Agreement.

2. If modification becomes necessary in performance of this Agreement, pursuant to Part IV, the Grants Officer and Recipient shall execute a revised Schedule, and Detailed Schedule, of Payable

Milestones consistent with the current Program Plan and will notify the Recipient in writing of the Funding Agency's changed level of obligation.

3. The Government's share for full performance of this award is [Redacted text]. At this time, [Redacted text] is provided for funding of this Agreement. The remainder of the Government's share will be provided at a later date. The Government's share for full performance will be paid in accordance with the Schedule, and Detailed Schedule, of Payable Milestones as set forth in Attachments 2 and 3 and the procedures in Part III. These schedules may be revised or updated in accordance with Parts IV and VI.

4. To minimize interruption of effort due to lack of funds, the Recipient shall notify the Grants Officer in writing whenever the amount of funds expended under this award when added to anticipated costs in the next sixty (60) days will exceed 75% of the amount allotted by the Government plus the Recipient's corresponding share (if this is a cost-sharing Agreement). If, after notification, additional funds are not allotted, the Parties agree this Agreement will be terminated. The Recipient is not obligated to continue performance or otherwise incur costs in excess of (i) the amount then allotted to the Agreement by the Government, or (ii) if this is a cost-sharing agreement, the amount allotted by the Government to the Agreement plus the Recipient's corresponding share, until the Grants Officer notifies the Recipient in writing that the amount allotted by the Government has been increased and specifies and increased amount, which shall then constitute the total amount allotted by the Government to this Agreement. When and to the extent that the Recipient incurs before the increase that are in excess of (i) the amount previously allotted by the Government or (ii) if this is a cost-sharing agreement, the amount previously allotted by the Government to the Agreement plus the Recipient's corresponding share, shall be allowable to the same extent as if incurred afterward, unless the Grants Officer issues a termination or other notice and directs that the increase is solely to cover termination or other specified expenses.

ARTICLE 7- PAYMENT

1. In addition to any other financial reports provided or required, the Recipient shall notify the Grants Administrator immediately if any contribution from the Recipient is not made as required.

2. The Recipient shall document the accomplishments of each Payable Milestone by submitting the Payable Milestones Report required by Part VI. The Recipient shall submit an original and two (2) copies of all invoices to the Grants Administrator for payment approval. After written verification of the accomplishment of the Payable Milestone by the Funding Agency Program Engineer and approval by the Grants Administrator, the invoices will be forwarded to the payment office within thirty (30) calendar days of receipt of the invoices at the Funding Agency. Payments will be made by the Funding Agency within thirty
(30) days of the Funding Agency's transmittal. Payment approval for the final Payable Milestone will be made after reconciliation of the Funding Agency's funding with actual Recipient contributions. Subject to change only through written Agreement modification, payment shall be made to the address of the Recipient as set forth below.

3. Name and Address of Payee: Implant Sciences Corporation, Attn: Ms. Diane Ryan, 107 Audubon Road, #5, Wakefield, MA 01880-1246.

4. Cost-reimbursable milestone payments shall be made no more frequently then quarterly in the amounts set forth in Attachment 2, "Detailed Schedule of Payable Milestones", provided the Funding Agency Program Manager has verified the accomplishment of the Payable Milestones. It is recognized that the quarterly accounting of current expenditures reported in the "Quarterly Business Status Report" submitted in accordance with Part VI is not necessarily intended or required to match the Payable Milestones until submission of the Final Report. However, Payable Milestones may be revised during the course of the program to reflect current and revised projected expenditures.

5. Limitation of Funds: In no case shall the Government's financial obligation exceed the amount obligated under this Agreement.

6. The Funding Agency acknowledges and agrees that the applicable values of previously developed technology or intellectual property, approved as in-kind contributions, are acceptable and that no further justification for those value, or application of such technology, shall be required.

ARTICLE 8- PROGRAM INCOME

No program income will be generated during the project period.

ARTICLE 9- CLOSE-OUT ADJUSTMENTS

The Government may make a downward adjustment to the Government funding amount after completion of the effort under the Agreement, when appropriate in accordance with OMB Circular A-110.


PART IV - PRIOR APPROVALS

ARTICLE 10 - MODIFICATIONS

1. At any time during the term of the Agreement, research progress or results may indicate that a change in the Statement of Work and/or Payable Milestones, would be beneficial to program objectives. Recommendations for modifications, including justifications to support any changes to the Statement of Work and or the Payable Milestones, will be documented in writing and submitted by the Recipient to the Funding Agency Program Manager, with a copy to the Grants Officer. This documentation letter will detail the technical, chronological and financial impact of the proposed modification to the research program. The Recipient shall approve an Agreement modification. The Government is not obligated to pay for additional or revised Payable

Milestones until the Payable Milestones Schedules (Attachments 2 and 3) are formally revised by the Funding Agency Grants Administrator and made part of this Agreement.

2. The Funding Agency Program Engineer shall be responsible for the review and verification of any recommendations to revise or otherwise modify the Agreement Statement of Work, Schedule of Payments or Payable Milestones, or other proposed changes to the terms and conditions of this Agreement.

3. The Grants Officer may unilaterally make minor or administrative modifications to this Agreement (e.g. changes in the paying office or appropriation data, changes to Government personnel identified in the Agreement, etc.).

ARTICLE 11 - REVISION TO FINANCIAL PLANS

1. The financial plan, or approved budget, is the financial expression of the effort to be performed under this Agreement as approved during the award process. This Agreement and its terms and conditions reflect the approved financial plan. Some change to the plan require prior approval, as described below.

2. Recipients are authorized to:

         a. Incur preaward costs up to 90 days at their own risk.

         b. Carry forward unobligated balances to subsequent funding periods (with the exception of the final funding period) without prior Government approval.

3. All other "prior approvals" required by the applicable cost principles and OMB Circular A- 110 are waived, except actions of the following. All other "prior approvals" are noted in Article 10 above.
         a. Change the scope or objective of a project

         b. Change key personnel - The Recipient shall request prior approval from the Grants Officer if the Principal Investigator can not or will not devote substantially the same amount of time to the project as was proposed or if he or she will not be able to otherwise perform as originally proposed.

         c. Require additional funding

4. The Recipient will be notified of approval/nonapproval by the Grants Officer, in writing, within thirty (30) days of receipt of the request.


PART V - INTELLECTUAL PROPERTY RIGHTS

ARTICLE 12 - INVENTIONS

1. The clause entitled "Rights to Inventions Made by Nonprofit Organizations and Small Business Firms" (37 CFR 401) is hereby incorporated by reference and the clauses in paragraph 401.14 are modified as follows: replace the word "contractor" with "Recipient"; replace the words "agency", "Federal Agency" and "funding Federal Agency" with "government"; replace the word "contract" with "Agreement"; delete paragraphs (g)(2), (g)(3) and the words "to be performed by a small business firm or domestic nonprofit organization" from paragraph (g)(1).

2. The Recipient shall file Invention (Patent) Reports as of the close of the performance year and at the end of the term for this Agreement. Annual reports are due sixty (60) calendar days after the end of each year of performance and final reports are due sixty (60) calendar days after the expiration of the final performance period. The Recipient shall use DD Form 882, Report of Inventions and Subcontracts, to file an inventions report. Negative reports are also required. The Recipient shall submit the original and one copy to the Grants Officer, one copy to the Grants Administration Office, if different from the Grants Officer, and one copy to the Program Engineer.

3. Final payment can not be made nor can the Agreement be closed out until the Recipient delivers to the Government all disclosures of subject inventions required by this Agreement, an acceptable final report pursuant to Article 14 entitled "Annual and Final Technical Reports", and all confirmatory instruments.

ARTICLE 13 - DATA RIGHTS

1. All rights and title to data and technical data, as defined in 48 CFR 27.401, generated under this Agreement shall vest in the Recipient.

2. The Recipient hereby grants to the U.S. Government a non-exclusive, non-transferable, royalty-free, fully paid-up license to use, duplicate, or disclose for governmental purposes any data, technology and inventions, whether patented or not, made or developed under this Agreement.

3. The Recipient reserves the right to protect by copyright original works developed under this Agreement. All such copyrights will be in the name of the Recipient. The Recipient hereby grants the U.S. Government a non-exclusive, non-transferable, royalty-free, fully paid-up license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, for governmental purposes, any copyrighted materials developed under this Agreement, and to authorize other to do so.

4. The Recipient is responsible for affixing appropriate markings indicating the rights of the Government on all data and technical data deliver under the Agreement. The Government shall be deemed to have unlimited rights in all data and technical data delivered without markings.


PART VI - TECHNICAL AND FINANCIAL REPORTS

ARTICLE 14 - ANNUAL AND FINAL TECHNICAL REPORTS

1. The Recipient shall submit to or otherwise provide to the Funding Agency, the reports described in Attachment II and such other technical reports as may be mutually agreed between the Recipient and the Funding Agency. With the approval of the Funding Agency Program Engineer, reprints of published articles may be distributed as technical reports. All reports shall be marked in accordance with the article entitled "Distributing Project Results". This includes but is not limited to the following.

    * reports presented at scientific and technical meetings, conferences, workshops or other information exchange meetings;

    * publications in scientific and technical journals or proceedings of information exchange meetings;

    *   news releases and news letters; and

    *   articles in trade publications.

2. Payable Milestone Report

The Recipient will provide the Funding Agency Program Engineer with two (2) copies of documentation describing the extent of accomplishments of Payable Milestones as required by Article 7 entitled Payment.

3. Quarterly Business Status Report

         a. As stated in Attachment 3, Detailed Schedule of Payable Milestones, the Recipient shall provide a quarterly report. Two (2) copies will be submitted: one (1) copy to the Funding Agency Program Engineer and one (1) copy to the Grants Officer. The report will have two major sections:

              1) Technical Status Report: Will detail the Recipient's technical progress to date and report on all problems and resolutions, technical issues and major developments during the reporting period.

              2) Business Status Report: Will provide quarterly accounting of current expenditures, including the status of the Recipient's contributions. Any major deviations shall be explained along with discussions of the adjustment actions proposed.

4. Annual Technical Report

         a. Annual reports are required for efforts of more than one year. This report will provide a concise and factual discussion of the significant accomplishments and progress during the year covered by the report. Each of the topics described below shall be addressed for the effort being performed:

              (1) A comparison of actual accomplishments with the goals and objectives established for the period, the findings of the investigator, or both.

              (2) Reasons why established goals were not met, if appropriate.

              (3) Other pertinent information including, when appropriate, analysis and explanation of cost overruns.

         b. In addition, for research awards, each of the following topics (4) through (7) shall be addressed as appropriate to the research effort being performed:

              (4) A cumulative chronological list of written publications in technical journals. Include those in press as well as manuscripts in preparation and planned for later submission. Indicate likely journals, authors and titles.

              (5) A list of professional personnel associated with the research effort. List any advanced degrees awarded, including dates, recipient, type of degree, and those titles.

              (6) Interactions (Related Activities):

                  (a) Papers presented at meetings, conferences, seminars, etc.

                  (b) Consultative and advisory functions to other laboratories and agencies, especially the Army and other DoD laboratories on research supported under the Agreement. Provide factual information about the subject matter, institutions, dates and the names of individuals involved.

              (7) New discoveries, inventions, or patent disclosures and specific applications stemming from the research effort.

5. Final Technical Report

         a. A Final Technical Report is due at the completion of the Agreement. This report will provide a comprehensive, cumulative, and substantive summary of the progress and significant accomplishments achieved during the total period of the effort covered by the Agreement. Each of the topics described above shall be addressed as appropriate for the effort performed. Publications may be bound and attached as appendices.

         b. When the results of a research effort have not previously been reported in scientific or technical publications, the Final Technical Report must provide sufficient detailed discussions of findings and accomplishments obtained in pursuit of the planned research objectives.

6. Submittal

         a. The Recipient shall submit annual and final technical reports in the original and two (2) copies to the Project Engineer within ninety (90) calendar days after completion of the period covered by the report. Provide a copy of the transmittal letter to the Grants Officer.

7. Format

         a. Cover and Title Page - Standard Form (SF) 298, Report Documentation Page, shall be used. Item 13 of the form should contain a 100 to 200 word abstract summarizing technical progress during the reporting period. Style should be third person singular using past tense. Jargon, special symbols, notations, subscripts, mathematical symbols or foreign alphabet letters are not permitted. The pages should be prepared for acquisition and distribution by the Defense Technical Information Center (DTIC). All pages should be of good quality for copying purposes.

         b. The report shall be prepared in accordance with American National Standards Institute (ANSI) document Z39.18-1987, "Scientific and Technical
Reports: Organization, Preparation, and Production", which may be obtained from

         American National Standards Institute Incorporated
         1430 Broadway
         New York, NY 10018

ARTICLE 15 - INFORMAL TECHNICAL REPORTS

This report shall be prepared only if requested by the Government Project Engineer. It shall be submitted in letter format and is usually not longer then three (3) pages in length. Its primary purpose is to inform the Project Engineer about significant events, accomplishments, and anticipated problems that may affect the conduct of the planned effort. It should summarize the progress of the effort being performed, new discoveries, inventions or patent disclosures, anticipated changes in commitments of key personnel and in the planned approach; acquisition or fabrication of major or special research equipment; and the titles of manuscripts planned for publication. Send the Project Engineer one (1) copy signed by the Principal Investigator or Recipient's Project Manager within fifteen (15) calendar days after the request.

ARTICLE 16 - SCIENTIFIC REPORTS

For research agreements, this report shall be used for rapidly disseminating highly significant research results or for scientific reports that are too long or that contain useful compilations of data, tables and computations not normally accepted by technical journals. It is not appropriate for a student's thesis. Before preparing a Scientific Report, obtain written permission from the Project Engineer who will then furnish detailed instructions for formatting, reproducing and distributing the report. Send the government Project Engineer two (2) copies. On its cover, a scientific report shall prominently display the following disclaimer: "The views and conclusions contained in this document are those of the authors and should not be interpreted as necessarily representing the official policies or endorsements, either expressed or implied, of the Army or the U.S. Government."

ARTICLE 17 - REPORTING FINANCIAL INFORMATION

The Recipient shall submit the Financial Status Report (SF269 or 269A) on a cash basis within thirty (30) calendar days following the end of each quarter, and within ninety (90) calendar days following the completion of the Agreement. Submit the original and one (1) copy to the Grants Administration Office and one
(1) copy to the Grants Officer, if different from the Grants Administration Office.


PART VII - DISTRIBUTING PROJECT RESULTS

ARTICLE 18 - DISTRIBUTING PROJECT RESULTS

1. Publications - The Recipient is encouraged to publish results of the project, unless classified, in appropriate journals. One (1) copy of each article planned for publication will be submitted to the Project Engineer simultaneously with its submission for publication. A copy of the transmittal letter should be provided to the Grants Officer. Two (2) copies of all publications resulting from the project shall be forwarded to the Project Engineer as they become available.

2. Acknowledgment of Sponsorship - The Recipient is responsible for assuring that an acknowledgment of Government support will appear in any publication of any material based on or developed under this project, in the following terms:

        "Effort sponsored by U.S. Army Tank-Automotive and Armaments Command Armament Research, Development and Engineering Center, TACOM-ARDEC, Picatinny Arsenal, under cooperative agreement number DAAE30-97-2-0100. The U.S. Government is authorized to reproduce and distribute reprints for Governmental purposes notwithstanding any copyright notation thereon."

3. Disclaimer - The Recipient is responsible for assuring that every publication of material based on or developed under this project contains the following disclaimer:

        "The views and conclusions contained herein are those of the authors and should not be interpreted as necessarily representing the official policies or endorsements, either expressed or implied, of U.S. Army Tank-Automotive and Armaments Command Armament Research, Development and Engineering Center, TACOM-ARDEC, Picatinny Arsenal, or the U.S. Government."

4. Photographs - The Recipient may photograph the progress or results of this project, including phenomena discovered, special equipment used, or special laboratory techniques designed. Copies of such photographs, suitable for reproduction, should be made available to the U.S. Army TankAutomotive and Armaments Command Armament Research, Development and Engineering Center, TACOM-ARDEC, Picatinny Arsenal as part of the project/scientific documentation. These photographs may be used later for other Government publications.

5. Marking and Distribution Requirements - Mark all data delivered in accordance with MIL-STD-1806 with the following statement: "Distribution Statement A. Approved for public release; distribution is unlimited."


PART VIII - MISCELLANEOUS PERFORMANCE ISSUES

ARTICLE 19 - USING TECHNICAL INFORMATION RESOURCES

To the extent practical, the Recipient will use the technical information resources of the Defense Technical Information Center (DTIC) and other Government or private facilities to investigate recent and on-going research and avoid needless duplication of scientific and engineering effort.

ARTICLE 20 - DISPUTES

1. Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

2. Any disagreement, claim or dispute between the Funding Agency and the Recipient concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may be raised only under this Article.

3. Whenever disputes, disagreements, misunderstandings or claims arise, the Parties shall attempt to resolve the issues(s) involved by discussion and mutual agreement as soon as is practicable. If agreement can not be reached, the Grants Officer will issue a final decision in writing to the Recipient. The final decision will permit the Recipient to appeal the decision within thirty (30) days after receipt of such notifications. Appeals will be resolved by the Associate for Contracting, Acquisition Center, TACOM-ARDEC. A decision will be final and not subject to further administrative appeal.

ARTICLE 21 - ACCESS TO INFORMATION

The Recipient agrees to permit any person or persons designated by the Government access during normal business hours to such books, records, accounts and other sources of information and facilities as is reasonably necessary to ascertain compliance with the provisions of the Agreement.

ARTICLE 22 - SITE VISIT

The Government, through authorized representatives, has the right during normal business hours, to make site visits to review project accomplishments and to provide such technical assistance, as required. If any site visit is made by the Government on premises of the Recipient, the Recipient shall provide all reasonable facilities and assistance for the safety and convenience of the Government representatives in the performance of their duties. All site visits and evaluations shall be performed in such a manner as will not unduly interfere with or delay the work.

ARTICLE 23 - LIMITATION OF LIABILITY

1. The Recipient agrees to indemnity and hold harmless and defend the Government, its employees and agents, against liability or loss for any claim, including the cost of litigation, made by an employee or agent of the Recipient, or persons claiming through them, for death, injury, loss or damage to person or property arising in connection with the Agreement, except to the extent that such death, injury, loss or damage arises solely from the negligence or willful misconduct of government employees.

2. The government shall not be liable to the Recipient whether directly or by way of contribution or indemnity, for any claim made by any person or other entity for personal injury or death, or for property damage or loss, arising in any way from this Agreement, including, but not limited to, the later use, sale or other disposition of research and technical developments, whether by resulting products or otherwise, whether made or developed under this Agreement, or whether contributed by either party, pursuant to this Agreement, except as provided under the Federal Tort Claims Act (28 U.S.C. 2671 et seq.) or other Federal law where sovereign immunity has been waived. The Recipient shall indemnify the Government against all such claims or proceedings and shall hold the Government harmless for any resulting liabilities and lawsuits provided the Recipient is reasonably notified of such clams and proceedings.


PART IX - SUSPENSION AND TERMINATION

ARTICLE 24 - SUSPENSION AND TERMINATION

1. This Agreement may be terminated, in whole or in part, by the party listed upon written notification to the other party:

         a. The Grants Officer, as set forth in Articles 6 and 7, should insufficient funds be available to accomplish the goals or intent of the Agreement, or other convenience to the Government.

         b. By either party based on a reasonable determination that the project will not produce beneficial results commensurate with the expenditure of resources.

         c. The Grants Officer, with the consent of the Recipient, in which case the parties shall agree upon the termination conditions, including the effective date and, in the case of partial termination, the portion to be terminated.

         d. The Recipient, upon sending to the Grants Officer written notification, setting forth the reasons for such termination, the effective date and, in the case of partial termination, the portion to be terminated. The Recipient must provide such notice at least thirty (30) calendar days prior to the effective date of the termination. If the Grants Officer determines, in the case of partial termination, that the reduced or modified portion of the Agreement will not accomplish the purposes for which the award was made, the Grants Officer may terminate the award in its entirety.

2. If a Recipient materially fails to comply with the provisions of this Agreement, the Grants Officer may take one or more of the following actions as appropriate.

        a. Temporarily withhold payments pending correction of the deficiency by the Recipient,

        b. Disallow all or part of the cost of the activity or action not in compliance,

        c. Wholly or partly suspend or terminate the current Agreement,

        d. Withhold further awards for the project or program,

        e. Take any other legally available remedies.

3. The Government and the Recipient will negotiate in good faith and equitable reimbursement for work performed toward accomplishment of program goals. The Government will allow full credit to the Recipient for the Government share of the obligations properly incurred by the Recipient prior to termination. Costs incurred by the Recipient during a suspension or after termination of an award are not allowable unless the Grants Officer expressly authorizes them in either the notices of suspension, termination or subsequently. Other Recipient costs incurred during a suspension or after termination which are necessary and not reasonable avoidable are allowable if:

         a. The costs result from obligations which were properly incurred by the recipient before the effective date of the suspension or termination, are not in anticipation of it, and in the case of a termination, are noncancellable; and

         b. The costs would be allowable if the award were not suspended or the award expired normally at the end of the funding period in which the termination takes effect.

4. If this Agreement is terminated after the Recipient has received Government funding, the closeout procedures in OMB Circular A-110, apply.

5. Notwithstanding the above, for security or safety reasons or in the case of a serious breach that could lead to irreparable damage, the Grants Officer may order immediate suspension of work, in whole or in part.


PART X - PROPERTY

ARTICLE 25 - TITLE TO NONEXPENDABLE PERSONAL PROPERTY

Property standards under this Agreement are dependent upon the business structure of the Recipient. Recipients and Subrecipients who qualify as Institutions of Higher Education or Other Non-Profit Organizations operate under the standards in OMB Circular A-110. Those same standards apply to commercial organizations with the following exceptions.

         1. The Recipient must obtain the prior approval of the Grants Officer before making any such purchases of real property or nonexpendable tangible personal property with federal funds under this award.

         2. Title to all real property and equipment purchased by the Recipient with federal funds under this Agreement shall vest in the Government, unless statute authorizes otherwise.

         3. The Recipient must obtain the prior approval of the Grants Officer before they can continue to use equipment after funding ceases for the project under which the equipment was purchased. Use of equipment on other federally funded projects requires a formal change of accountability for the equipment to a currently funded, federal award.


PART XI - CERTIFICATIONS

ARTICLE 26 - CERTIFICATIONS

By signing this Agreement or accepting funds under the Agreement, the Recipient provides the:

1. Certification at Appendix C, 32 CFR Part 25 regarding Drug-Free Workplace Requirements. The place of performance as specified in the technical proposal shall constitute the Recipient's designation of the site for the performance of work done in connection with this Agreement.

2. Certification at Appendix A, 32 CFR Part 25 regarding Debarment, Suspension and Other Responsibility Matters - Primary Covered Transactions.

3. Certification at Appendix A, 32 CFR Part 28 regarding Lobbying, if the amount of the cooperative agreement exceeds $100,000.

4. Assurance at 32 CFR Part 56.9(b) regarding Nondiscrimination on the Basis of Handicap in Programs and Activities Assisted or Conducted by the Department of Defense

5. Assurance at 32 CFR Part 195.6 regarding Nondiscrimination in Federally Assisted Programs of the Department of Defense - Effectuation of Title IV of the Civil Rights Act of 1964.

6. If the cooperative agreement exceeds $ 1 00,000, the certification at 42 U.S.C. 1857, as amended, and 33 U.S.C. 125 1, as amended regarding the Clean Air and Water Act of 1970 and the Federal Water Pollution Control Act, respectively. Also, the Recipient shall be in compliance with Executive Order No. 11738 and the related regulations of the Environmental Protection Agency as stated in 40 CFR, Part 15.


PART XII - OTHER ARTICLES

ARTICLE 27 - MILITARY RECRUITING ON CAMPUS

If the Recipient is an Institute of Higher Education, this Article is applicable.

As a condition for receipt of funds available to the Department of Defense (DoD) under this award, the Recipient agrees that it is not an institution that has a policy of denying, and that it is not an institution that effectively prevents, the Secretary of Defense from obtaining for military purposes: (1) entry to campuses or access to students on campuses or (2) access to directory information pertaining to students. If the Recipient is determined, using procedures established by the Secretary of Defense to implement section 558 of Public Law 103-337 (1994), to be such an institution during the period of performance of this Agreement, and therefore to be in breach of this clause, the Government will cease all payments of DoD funds under this Agreement and all other DoD grants and cooperative agreements, and it may suspend or terminate such grants and cooperative agreements unilaterally for material failure to comply with the terms and conditions of award.

                                  ATTACHMENT 1

                                STATEMENT OF WORK

1.   Description of Scope of Work (SOW)

There are six major tasks: Design, fabrication, and testing of the spotless arc plasma gun; Coating process development; Evaluation of coatings; Design fabrication, and testing of the demonstration process system; Demonstration coating of partner-supplied industrial parts; and Economic analysis and Final Project Report.

2.   Technical Task Description

The intent of this project is to maintain chrome plating as an accepted commercial technique through development of an environmentally friendly spotless cathodic arc chromium coating system which eliminates the generation of hexavalent chrome associated with the electroplating process.

2.1  Task I - Design, Fabrication, and Testing of the Spotless Arc Plasma Gun

This task will assemble equipment needed for prototype demonstration of the coating process. The proposed design is to incorporate three innovations to existing cathodic arc technology, thereby overcoming particulate generation problems associated with existing technology and also improve electrical efficiency by at least a two-fold factor. The innovations which are to be incorporated into the design of the equipment include a hot sublimating cathode, independently controlled electron emission for stabilization and shaped magnetic field guidance.

2.2  Task 2 - Coating Process Development

This task will focus on investigating key parameters which affect coating deposition. Key parameters to be determined include:

     1. Delivered ion flux versus neutral flux as a function of gun parameters.

     2. Coating growth rate.

     3. Coating stress versus ion flux and bias voltage.

Computer data acquisition will be accomplished with signal channels for arc voltage, arc current, current probe bias, gas flow, vacuum, and cathode temperature.

Ancillary diagnostic instruments will be employed to measure current density and to give thickness readings and instantaneous deposition rate.

Chrome test coatings will be produced for a wide range of operating parameters. The introduction of nitrogen gas will also be evaluated to demonstrate that a hard chrome nitride coating can also be produced employing this technology.

2.3  Task 3 - Evaluation of Coatings

This task will evaluate the chromium test coatings produced during Task 2. Characterization will consist of the following analyses:

     1. Microparticle and morphology by optical microscopy and scanning electron microscopy.

     2. Coating thickness and growth rate versus location using silicon witness plates and thin masks. Thickness measured with Tencor profilometer. Combining thickness and weight gain determines density and thus porosity.

     3. Coating composition by Auger electron spectroscopy. This identifies contamination from background gases and wall sputtering.

     4. Coating stress using flexible thin quartz membrane technique.

     5. Coating adhesion using scratch test technique compared to electroplated coating. An ISC-300 diamond scratch tester will be used.

     6. Weighing of Faraday cup to determine neutral atom content when total collected current is compared to quartz crystal data.

     7. Hardness of coating using LECO microhardness tester. This is indirectly related to porosity. Hardness should at least equal electroplate.

     8. Surface friction and wear profile against an A1203 pin compared to electroplated coating. This is intended to highlight surface differences if they exist. An ISC-200 pin-on-disk tribometer will be used.

     9. Coating RMS roughness compared to plated coating using Tencor profilometer.

2.4 Task 4 - Design, Fabrication and Testing of the Demonstration Process System

The development of the demonstration process system will permit coating of larger workpieces than the prototype system of Task 1 could handle. The chamber will be 3 feet in diameter and 3 feet deep. The system will incorporate a fixed plasma gun position with a workpiece table that will have rotational and translation movement capabilities. The vacuum chamber will contain a cryopanel and cryopump to remove residual water vapor from the system. Diagnostic equipment and test coupons will be able to be placed in the chamber.

2.5  Task 5 - Demonstration Coating of Partner-Supplied Industrial Parts

Corpus Christi Army Depot (CCAD) in Texas, which is a large Army rework facility, has a special interest in helicopter parts and uses large quantities of chrome plating yearly. CCAD will provide sample components for evaluation and comparison to chrome electroplating. CCAD is planning on evaluating the coating using (1) chrome hardness readings, (2) adhesion test, (3) surface finish, and
(4) ability to grind after application of the spotless arc coating. Parts that are chrome electroplated with CCAD's standard process will be compared as reference standards. Piston and valve stems will be emphasized.

Eaton Corporation, an industrial electroplater, will supply diesel engine workpieces, mainly valve components, for testing. Eaton will also perform testing and comparisons with their reference standards.

2.6  Task 6 - Economic Analysis and Final Report

ISC will produce an economic analysis of the costs and commercial feasibility based on the measured throughput of the system. Data will be scaled, based on commercial system geometries. The analysis will consider the costs of installation, labor, materials, and maintenance. Also included will be amortization of capital costs, projected future cost reductions and process improvements, and any possible environmental costs. These data will be compared to estimates of present day electrolytic chrome plating costs to determine the competitiveness of the process. A mini-business plan will be produced that describes how the developed process will be scaled up for commercialization. The plan will consider the targeted market, make use of the cost information from the economic analysis, and provide plans for licensing, construction, or other means of increasing capacity to service the intended market.

     The economic analysis will include the following factors:

     1.  Cost of installation
     2.  Throughput
     3.  Labor cost analysis
     4.  Environmental costs
     5.  Effect of scaleup
     6. Continuing materials and maintenance costs
     7. Projected process improvements and cost reductions
     8. Comparison to conventional chrome plating
     9. Amortization of equipment

The Final Report will provide a description of all work performed, test data, analyses of these results, and the resulting conclusions, correlations and comparisons. In addition, the economic and business analyses will be included. These will include conclusions on commercial feasibility, projected costs, and the plan to commercialize the coating service.

                                  ATTACHMENT 2

                   SCHEDULE OF PAYMENTS AND PAYABLE MILESTONES

DATE            MILESTONE                                    GOV'T AMOUNT   MATCH AMOUNT
----------------------------------------------------------------------------------------
6/98            Design, fabrication, and testing of the           [Redacted table]
                spotless arc plasma gun

1/99            Coating Process Development                       [Redacted table]

1/99            Design, fabrication, and testing of the           [Redacted table]
                process demonstration system

3/99            Evaluation of coatings                            [Redacted table]

5/99            Demonstration coating of                          [Redacted table]
                partner-supplied industrial parts

9/99            Economic Analysis and Final Report                [Redacted table]

                                  ATTACHMENT 3

              DETAILED SCHEDULE OF PAYMENTS AND PAYABLE MILESTONES

DATE            MILESTONE                                           GOV'T AMOUNT               MATCH AMOUNT
-----------------------------------------------------------------------------------------------------------
12/22/97          First Progress/Status Report                     [Redacted text]            [Redacted text]

03/31/98          Second Progress/Status Report                    [Redacted text]            [Redacted text]

6/30/98           Design, fabrication, and testing of the          [Redacted text]            [Redacted text]
                  spotless arc plasma gun

6/30/98           Third Progress/Status Report                     [Redacted text]            [Redacted text]

9/30/98           Fourth Progress/Status Report                    [Redacted text]            [Redacted text]

12/18/98          Fifth Progress/Status Report                     [Redacted text]            [Redacted text]

1/30/99           Coating Process Development                      [Redacted text]            [Redacted text]

1/30/99           Design, fabrication, and testing of the          [Redacted text]            [Redacted text]
                  process demonstration system

3/31/99           Evaluation of coatings                           [Redacted text]            [Redacted text]

3/31/99           Sixth Progress/Status Report                     [Redacted text]            [Redacted text]

5/31/99           Demonstration coating of                         [Redacted text]            [Redacted text]
                  partner-supplied industrial parts

6/30/99           Seventh Progress/Status Report                   [Redacted text]            [Redacted text]

9/30/99           Economic Analysis and Final Report               [Redacted text]            [Redacted text]